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                             BATTLE MOUNTAIN GOLD COMPANY
                COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES AND
           EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (in millions, except ratios)

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                                             Six months ended June 30,                    Years ended December 31,
                                                1999         1998          1998        1997        1996        1995        1994
                                             ----------   ----------    ----------  ----------  ----------  ----------  ----------
Income (loss) before income taxes and        $    (29.8)  $    (10.0)   $   (227.0) $    (13.5) $    (41.2) $     48.0  $    113.9
 minority interest
Minority interest in net loss (income) of
 majority-owned subsidiaries                        0.6         (1.3)         (0.5)       (2.3)       16.0        (6.2)       (4.4)
                                             ----------   ----------    ----------  ----------  ----------  ----------  ----------

Income (loss) before income taxes and
 cumulative effects of accounting changes         (29.2)       (11.3)       (227.5)      (15.8)      (25.2)       41.8       109.5
                                             ----------   ----------    ----------  ----------  ----------  ----------  ----------

Add fixed charges included in income (loss):
   Interest expense                                 7.5          9.4          17.8         9.4         6.9         7.6         7.7
   Amortization of deferred financing costs         0.1          0.1           0.2         0.2         0.2         0.2         0.2
   Interest portion of rental expenses              0.5          0.5           1.0         1.1         1.3         1.6         1.8
                                             ----------   ----------    ----------  ----------  ----------  ----------  ----------
 Fixed charges included in income (loss)            8.1         10.0          19.0        10.7         8.4         9.4         9.7
                                             ----------   ----------    ----------  ----------  ----------  ----------  ----------

Earnings (loss)                              $    (21.1)  $     (1.3)   $   (208.5) $     (5.1) $    (16.8) $     51.2  $    119.2
                                             ==========   ==========    ==========  ==========  ==========  ==========  ==========

Fixed charges included in income (loss)      $      8.1   $     10.0    $     19.0  $     10.7  $      8.4  $      9.4  $      9.7
Capitalized interest                                -            -             -           4.5         6.4         8.6         6.3
                                             ----------   ----------    ----------  ----------  ----------  ----------  ----------

 Total fixed charges                                8.1         10.0          19.0        15.2        14.8        18.0        16.0

Preferred dividends                                 3.7          3.7           7.5         7.5         2.5        10.6        14.4
                                             ----------   ----------    ----------  ----------  ----------  ----------  ----------

Combined fixed charges and
 preferred dividends                         $     11.8   $     13.7    $     26.5  $     22.7  $     17.3  $     28.6  $     30.4
                                             ==========   ==========    ==========  ==========  ==========  ==========  ==========

Ratio of earnings to fixed charges                  -            -             -           -           -          2.84        7.44

Amount by which fixed charges exceed loss          29.2         11.3         227.5        20.3        31.6         -           -

Ratio of earnings to combined fixed charges
 and preferred dividends                            -            -             -           -           -          1.79        3.92

Amount by which fixed charges and
 preferred dividends exceed loss                   32.9         15.0         235.0        27.8        34.1         -           -
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